2
Forward-Looking Statements; Non-GAAP
Financial Measures
This document has been prepared by Xenia Hotels & Resorts, Inc. (the “Company” or “Xenia”) solely for informational purposes.  This presentation contains, and our responses to various questions from investors may include, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements about Xenia’s plans, strategies, financial performance, the amount and timing of future cash distributions, lodging portfolio, the timing of the distribution and listing, our preliminary 2015 estimated guidance range for RevPAR Growth, Adjusted EBITDA and FFO, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, our actual financial results, performance, achievements or prospects may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,”
“estimate,” “guidance,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” “illustrative” and variations of these terms and similar expressions, or the negative of these terms or similar expressions.  Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by the Company and its management based on their knowledge and understanding of the business and industry, are inherently uncertain.  These statements are not guarantees of future performance, and stockholders should not place undue reliance on forward-looking statements. Actual results may differ materially from those expressed or forecasted in the forward-looking statements due to a variety of risks, uncertainties and other factors, including but not limited to the factors listed and described under “Risk Factors” in the Company’s most recent registration statement on Form 10, as filed with the U.S. Securities and Exchange Commission (“SEC”) and other risks discussed in the Company’s filings with the SEC, that are available from the SEC.  These factors are not necessarily all of the important factors that could cause our actual financial results, performance, achievements or prospects to differ materially from those expressed in or implied by any of our forward-looking statements.
Other unknown or unpredictable factors also could harm our results. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. Forward-looking statements speak only as of the date they are made, and we do not undertake or assume any obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.  The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, except as may be required by applicable law.
This presentation includes certain non-GAAP financial measures, including EBITDA, Adjusted EBITDA, Hotel EBITDA and FFO.  EBITDA is a commonly used measure of performance in many industries and is defined as net income or loss (calculated in accordance with GAAP) excluding interest expense, provision for income taxes (including income taxes applicable to sale of assets) and depreciation and amortization.  We consider EBITDA useful to an investor regarding our results of operations, in evaluating and facilitating comparisons of our operating performance between periods and between REITs by removing the impact of our capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from our operating results, even though EBITDA does not represent an amount that accrues directly to common stockholders.  In addition, EBITDA is used as one measure in determining the value of hotel acquisitions and dispositions along with FFO, it is used by management in the annual budget process for compensation programs.
We further adjust EBITDA for certain additional items such as hotel property acquisitions and pursuit costs, amortization of share-based compensation, equity investment adjustments, the cumulative effect of changes in accounting principles, impairment of real estate assets, and other costs we believe do not represent recurring operations and are not indicative of the performance of our underlying hotel property entities.  We believe Adjusted EBITDA provides investors with another financial measure in evaluating and facilitating comparison of operating performance between periods and between REITs that report similar measures.
We define Hotel EBITDA as Total Revenues less Hotel Operating Expenses less Real Estate Taxes, Personal Property Taxes and Insurance Expense.  We believe that Hotel EBITDA provides investors with a useful financial measure to evaluate the Company’s hotel operating performance.
We calculate FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (NAREIT), which defines FFO as net income or loss (calculated in accordance with GAAP), excluding real estate-related depreciation, amortization and impairment, gains (losses) from sales of real estate, the cumulative effect of changes in accounting principles, adjustments for unconsolidated partnerships and joint ventures, and items classified by GAAP as extraordinary.  Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time.  Since real estate values instead have historically risen or fallen with market conditions, most industry investors consider presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.  We believe that the presentation of FFO provides useful supplemental information to investors regarding our operating performance by excluding the effect of real estate depreciation and amortization, gains (losses) from sales of real estate, impairments of real estate assets, extraordinary items and the portion of items related to unconsolidated entities, all of which are based on historical cost accounting and which may be of lesser significance in evaluating current performance.  We believe that the presentation of FFO can facilitate comparisons of operating performance between periods and between REITs, even though FFO does not represent an amount that accrues directly to common stockholders.  Our calculation of FFO may not be comparable to measures calculated by other companies who do not use the NAREIT definition of FFO or do not calculate FFO per diluted share in accordance with NAREIT guidelines.  Additionally, FFO may not be helpful when comparing us to non-REITs.

FFO, EBITDA and Adjusted EBITDA do not represent cash generated from operating activities under GAAP and should not be considered as alternatives to net income or loss, operating profit, cash flows from operations or any other operating performance measure prescribed by GAAP.  Although we present and use FFO, EBITDA and Adjusted EBITDA because we believe they are useful to investors in evaluating and facilitating comparisons of our operating performance between periods and between REITs that report similar measures, the use of these non-GAAP measures has certain limitations as analytical tools.  These non-GAAP financial measures are not measures of liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to fund capital expenditures, contractual commitments, working capital, service debt or make cash distributions.  These measures do not reflect cash expenditures for long-term assets and other items that we have incurred and will incur.  These non-GAAP financial measures may include funds that may not be available for management’s discretionary use due to functional requirements to conserve funds for capital expenditures, property acquisitions, and other commitments and uncertainties.  These non-GAAP financial measures as presented may not be comparable to non-GAAP financial measures as calculated by other real estate companies.  Therefore, these measures should not be considered in isolation or as an alternative to GAAP measures.  For a reconciliation of net income (loss) to
EBITDA and Adjusted EBITDA for historical periods presented and our calculation of Hotel EBITDA, please refer to the Appendix in this presentation.
Prior to and in connection with Xenia’s separation from Inland American, the Company has and will effect certain reorganization transactions described in the Company’s registration statement on Form 10 (the “Reorganization Transactions”).  The hotels owned by the
Company from time to time and prior to the Reorganization Transactions are referred to herein as the “Prior Combined Portfolio.”  As of September 30, 2014, the Prior Combined Portfolio consisted of 46 premium full service, lifestyle and urban upscale hotels and a majority interest in two hotels under development (collectively, the “Xenia Portfolio”); one hotel being marketed for sale; and 52 suburban select service hotels (the “Suburban Select Service Portfolio”), classified as held for sale with the related results from operations reported as discontinued operations.  The Suburban Select Service Portfolio was sold to unaffiliated third party purchasers on November 17, 2014, and the hotel being marketed for sale was sold by Inland American to an unaffiliated third party on December 31, 2014.
Unless otherwise indicated or the context otherwise requires, all financial and operating data herein reflect solely the Xenia Portfolio excluding the two hotels under development.
This presentation contains registered trademarks that are the exclusive property of their respective owners, which are companies other than Xenia, including but not limited to Marriott International, Inc., Hilton Worldwide Holdings Inc., Hyatt Hotels Corporation and
Starwood Hotels and Resorts Worldwide, Inc., or their respective parents, subsidiaries or affiliates. None of the owners of these trademarks, their respective parents, subsidiaries or affiliates or any of their respective officers, directors, members, managers, shareholders, owners, agents or employees, has any responsibility for the creation or contents of this presentation.
This document is not an offer to buy or the solicitation of an offer to sell any securities of the Company. The tender offer referenced in the presentation will be made only pursuant to an offer to purchase, letter of transmittal and related materials that the Company intends to distribute to its stockholders and file with the SEC.  The full details of the tender offer, including complete instructions on how to tender shares, will be included in the offer to purchase, the letter of transmittal and other related materials, which the Company will distribute to stockholders and file with the SEC upon commencement of the tender offer. Stockholders are urged to read the offer to purchase, the letter of transmittal and other related materials when they become available because they will contain important information, including the terms and conditions of the tender offer. Stockholders may obtain free copies of the offer to purchase, the letter of transmittal and other related materials that the Company files with the SEC at the SEC's website at www.sec.gov or by calling the information agent for the contemplated tender offer, who will be identified in the materials filed with the SEC at the commencement of the tender offer.
Exhibit 99.1

Spin-Off Transaction Overview

SpinCo Name Xenia Hotels & Resorts, Inc. (“Xenia”)

Ticker / Exchange XHR / NYSE

Parent Company Inland American Real Estate Trust, Inc. (“Inland American” or “IA”)

$125 million

Tender Offer Price Range TBD / to be announced on first day of trading

21 business day tender period to commence on first day of trading

Distribution Ratio shares Inland American shareholders will receive 1 Xenia share for every 8 Inland American

% Retained by 5.0% (not subject to a contractual lock-up)

Inland American

Pro Forma Common 113,397,997

Shares Outstanding¹

Listing Date February 4, 2015

Financial Advisors Goldman, Sachs & Co. and Morgan Stanley

(1) Reflects common stock outstanding immediately following the distribution and prior to the tender.

Overview of Dividend Policy

Dividend yield expected to be in-line or above our peer group, while maintaining an appropriate AFFO payout ratio

Xenia Dividend Sensitivity Analysis

EBITDA Multiple (Forward)		13.0 x	13.5 x	14.0 x	14.5 x	15.0 x
2015E EBITDA[1]		$ 285	$ 285	$ 285	$ 285	$ 285
Total Enterprise Value		$ 3,705	$ 3,848	$ 3,990	$ 4,133	$ 4,275
Less: Mortgage Debt[2]		(1,169)	(1,169)	(1,169)	(1,169)	(1,169)
Plus: Excess Cash[3]		41	41	41	41	41
Equity Market Capitalization		$ 2,577	$ 2,720	$ 2,862	$ 3,005	$ 3,147
Common Stock Outstanding[4]		113.4	113.4	113.4	113.4	113.4
Implied Share Price		$ 22.73	$ 23.98	$ 25.24	$ 26.50	$ 27.75
Annual Dividend / Yield	**$ 0.92**	**4.0 %**	**3.8 %**	**3.6 %**	**3.5 %**	**3.3 %**

AFFO Payout Ratio[5]



72.7%
64.9%
64.0%
62.2%
59.4%
57.7%
53.3%
51.9%
45.8%
20.8%
15.4%
14.2%
0.0%
Peer Median: 52.6%
AHT LHO HST HT Xenia[6] CHSP RLJ DRH PEB SHO FCH AHP BEE

Dividend Yield



4.6%
4.0%
3.6%
3.6%
3.4%
3.4%
3.2%
2.7%
1.9%
1.2%
1.1%
0.8%
0.0%
Peer Median: 2.9%
AHT HT Xenia LHO RLJ HST CHSP DRH PEB AHP SHO FCH BEE

Sources: Company Financials, Bloomberg, SNL Financial

Note: Peer data reflects a 20-Jan-2015 pricing date.

Note: The 2015 information included on this page constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary materially from the information contained in these forward-looking statements based on a number of factors. Please refer to "Forward-Looking Statements; Non-GAAP Financial Measures" earlier in this presentation for additional information.

(1) *Reflects midpoint of 2015E Adjusted EBITDA guidance range. Excludes one-time G&A costs associated with the Spin-off including new public company costs and expense reimbursements to Inland American. Additional adjustments are in a manner consistent with the historical reconciliation found on page 26.*

(2) *Reflects Xenia's 30-Sep-2014 debt balance adjusted as described on page 28.*

(3) *Does not include $125mm of cash reserved to fund the tender.*

(4) *Reflects common stock outstanding immediately following the distribution and prior to the tender.*

(5) *AFFO payout ratio calculated using most recent annualized dividend divided by SNL Financial median 2015E AFFO.*

(6) *Xenia AFFO payout ratio reflects midpoint of 2015E FFO guidance less a 5% FF&E reserve based on annualized 2014E revenue.*

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